Exhibit (d)(8)(vii)

AMENDED APPENDIX A

to

INVESTMENT SUB-ADVISORY AGREEMENT

between

Directed services LLC

and

BAMCO, Inc.

Portfolio	Annual Subadviser Fee

(as a percentage of average daily net assets)

ING Baron Small Cap Growth Portfolio	0.60%